UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 15, 2014

HORIZON MINERALS CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-176798	41-2281448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9101 West Sahara Avenue Suite 105 – 197 Las Vegas, Nevada	89117
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (587) 984-2321

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2014, Horizon Minerals Corp. (the “Company”) entered into a letter of intent (the “Letter of Intent”) with Boomchat Inc. (“Boomchat”) whereby the Company and Boomchat agreed to negotiate a definitive agreement (the “Definitive Agreement”) with the purpose of completing a business combination between the Company and Boomchat.

The Letter of Intent provides the proposed terms of the Definitive Agreement will be as follows:

(a)

The Company will acquire all of the issued and outstanding shares of Boomchat and, in consideration of which, the Company will issue the shareholders of Boomchat a total of 36,000,000 shares of common stock of the Company; and

(b)

The Company will make the following cash payments to Boomchat:

(i)

$50,000 upon signing a Definitive Agreement;

(ii)

$100,000 on or before 30 days after signing the Definitive Agreement; and

(iii)

$100,000 on or before 60 days after signing the Definitive Agreement

In conjunction with closing the transaction, Robert Fedun, the Company’s sole executive officer and director, will resign as an executive officer and director of the Company, and Robert Coleridge, being the principal of Boomchat, will be appointed as a Chief Executive Officer and director of the Company.

The parties have agreed to enter into the Definitive Agreement by April 15, 2014, which is conditional upon each party conducting their due diligence on the financial condition, affairs and the assets of the other party, and obtaining results that are to their satisfaction by the close of business on March 30, 2014, which due diligence period can be extended by written consent of both parties.

The foregoing description of the Letter of Intent is not purported to be complete and is qualified in its entirety by reference to the complete text of such Letter of Intent attached as exhibits hereto.

Item 9.01  Financial Statements and Exhibits

Exhibit	Description

10.1	Letter Agreement dated March 15, 2014 among Horizon Minerals Corp. and Boomchat Inc.
99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Minerals Corp.

Date:  March 20, 2014

By:  /s/ Robert Fedun

Name: Robert Fedun

Title: President

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